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                          AGREEMENT AND PLAN OF MERGER

                                     between

                             INVITROGEN CORPORATION

                                       and

                               DEXTER CORPORATION

                            Dated as of July 7, 2000


==============================================================================

                  AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2000 (the "Agreement"), between INVITROGEN CORPORATION, a Delaware corporation (the "Bidder"), and DEXTER CORPORATION, a Connecticut corporation (the "Company").

                  WHEREAS, the Boards of Directors of the Bidder and the Company deem it advisable and in the best interests of their respective shareholders that the Company be merged with and into the Bidder (the "Merger") upon the terms and subject to the conditions provided for in this Agreement, whereby each outstanding share of common stock, par value $1 per share, of the Company (together with the rights associated with such shares issued pursuant to the Rights Agreement, dated as of August 23, 1996, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), the "Company Common Stock" or the "Shares") will be converted, at the holder's election, into (i) shares of common stock, par value $.01 per share, of the Bidder (the "Bidder Common Stock"), (ii) cash or (iii) a combination of Bidder Common Stock and cash;

                  WHEREAS, immediately prior to the execution and delivery of this Agreement, the Bidder entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Life Technologies Merger Agreement"), between the Bidder and Life Technologies, Inc., a Delaware corporation and a Subsidiary of the Company ("Life Technologies"), pursuant to which Life Technologies will be merged with and into the Bidder (the "Life Technologies Merger") simultaneously with the Merger upon the terms and subject to the conditions set forth in the Life Technologies Merger Agreement, whereby each share of common stock, par value $.01 per share, of Life Technologies (the "Life Technologies Common Stock") will be converted into (i) shares of Bidder Common Stock, (ii) cash or
(iii) a combination of Bidder Common Stock and cash;

                  WHEREAS, the obligations of the parties hereto to consummate this Agreement are expressly conditioned on the consummation of the transactions contemplated by the Life Technologies Merger Agreement;

                  WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Life Technologies Merger contemplated hereby shall each qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

                  WHEREAS, the Boards of Directors of the Bidder and the Company have each approved and adopted this Agreement and approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), in the case of the Bidder, and in accordance with the Connecticut Business Corporation
Act (the "CBCA"), in the case of the Company, and upon the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Bidder and the Company agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the CBCA, at the Effective Time the Company shall merge with and into the Bidder, and the separate corporate existence of the Company shall thereupon cease, and the Bidder shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature and shall be subject to all of the restrictions, disabilities, duties, debts and obligations of the Company and the Bidder, all as provided in the DGCL and the CBCA.

                  Section 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article V, unless another time or date, or both, are agreed to by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another place is agreed to by the parties hereto.

                  Section 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, on the Closing Date the parties shall (i) file with the Secretary of State of the State of Delaware a certificate of merger (the "Delaware Certificate of Merger") and (ii) file with the Secretary of State of the State of Connecticut a certificate of merger (the "Connecticut Certificate of Merger" and together with the Delaware Certificate of Merger, the "Certificates of Merger"), in each case, executed in accordance with the relevant provisions of the DGCL or the CBCA, as the case may be, and shall make all other filings or recordings required under the DGCL and the CBCA in order to effect the Merger. The Merger shall become effective upon the filing of the Certificates of Merger or at such other time as is agreed by the parties hereto and specified in the Certificates of Merger (the time at which the Merger becomes fully effective being hereinafter referred to as the "Effective Time"); PROVIDED that the Merger and the Life Technologies Merger shall occur simultaneously.

                  Section 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 33-820 of the CBCA.

                  Section 1.5 CERTIFICATE OF INCORPORATION; BYLAWS.

                           (1) At the Effective Time, the Certificate of
Incorporation of the Bidder, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; PROVIDED, HOWEVER, the first paragraph of Article IV of the Certificate of Incorporation of the Bidder shall be amended to read in its entirety to read as follows:

                  "The total number of shares of capital stock which the Corporation shall have authority to issue is 131,405,884, of which (a) 6,405,884 shares shall be preferred stock, par value $.01 per share ("Preferred Stock"), and (b) 125,000,000 shares shall be common stock, par value $.01 per share."

                           (2) At the Effective Time, the Bylaws of the Bidder,
as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                  Section 1.6 DIRECTORS; OFFICERS OF SURVIVING CORPORATION.

                           (1) The directors of the Bidder at the Effective Time
shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                           (2) The officers of the Bidder at the Effective Time
shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


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

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                  Section 1.7 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Bidder or the Company:

                           (1) Each issued and outstanding Share that is owned
by the Bidder or the Company or any of their respective Subsidiaries shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                           (2) Subject to the provisions of Sections 2.2(h) and
2.4, each issued and outstanding Share, other than Shares cancelled and retired in accordance with Section 2.1(a) and Dissenting Shares, shall be converted, at the election of the holder thereof in accordance with the procedures set forth herein, into one of the following (as adjusted pursuant to the provisions of this Section 2.1, the "Merger Consideration"):

                                    (1) for each such Share with respect to
         which an election to receive only Bidder Common Stock has been effectively made and not revoked or lost pursuant to Section 2.2(a) (a "Stock Election"), the right to receive that fraction of a share of Bidder Common Stock calculated by dividing (x) $62.50 by (y) the Average Bidder Trading Price (as hereinafter defined), rounded to four decimal places (the "Exchange Ratio"). As used herein, the "Average Bidder Trading Price" shall mean the average of the reported closing sales prices per share of Bidder Common Stock as reported in THE WALL STREET JOURNAL for the 20 consecutive Nasdaq National Market trading days (each, a "Trading Day") ending on (and including) the third Trading Day prior to the date of the Company Shareholders Meeting; PROVIDED, HOWEVER, that if the quotient obtained as prescribed in the preceding sentence exceeds 1.0417, then for all purposes the Exchange Ratio shall be 1.0417, and if such quotient is less than 0.7813, then for all purposes the Exchange Ratio shall be 0.7813 (the "Stock Election Consideration").

                                    (2) for each such Share with respect to
         which an election to receive only cash has been effectively made and not revoked or lost pursuant to Section 2.2(a) (a "Cash Election"), (i) the right to receive an amount in cash equal to $62.50 multiplied by the Cash Election Proration Factor, without interest except as set forth in Section 2.2(b), plus
         (ii) if the Cash Election Proration Factor is less than 1, a fraction of a share of Bidder Common Stock equal to the Exchange Ratio multiplied by a fraction the numerator of which is $62.50 minus the cash determined pursuant to clause (i) and the denominator of which is $62.50. As used herein, the "Cash Election Proration Factor" means the lesser of (x) 1.00 or (y) a fraction (i) the numerator of which is (1) the product of the total number of Shares outstanding multiplied by $17.50 minus (2) $17.50 multiplied by the number of Shares for which Standard Elections have been effectively made and not revoked or lost, and (ii) the denominator of which is the product of $62.50 multiplied by the number of Shares for which Cash Elections have been effectively made and not revoked or lost.

                                    (3) for each such Share as to which neither
         a Stock Election nor a Cash Election has been effectively made and not revoked or lost pursuant to Section 2.2(a) (a "Standard Election"), the right to receive $17.50 in cash, plus a fraction of a share of Bidder Common Stock equal to the Exchange Ratio multiplied by .7200 (the "Standard Election Consideration").

                           (3) Each Person who, at the Effective Time, is a
record holder of Shares (other than Shares to be cancelled as set forth in Section 2.1(a) or Dissenting Shares) shall have the right to submit an Election Form specifying the number of Shares that such Person desires to have converted into shares of Bidder Common Stock, the number of Shares that such Person desires to have converted into the right to receive cash and Bidder Common Stock, if any, and the number of Shares that such Person desires to have converted into the right to receive the Standard Election Consideration. Any Person who fails properly to submit an Election Form on or prior to the Election Deadline in accordance set forth in Section 2.2(a) shall be deemed to have made a Standard Election.

                           (4) Each share of Bidder Common Stock issued and
outstanding immediately prior to the Effective Time shall on and after the Effective Time continue to be issued and outstanding as an identical share of Bidder Common Stock.

                           (5) Each share of Bidder Common Stock issued and held
in the treasury or by any Subsidiary of the Bidder as of the Effective Time, if any, shall, on and after the Effective Time, continue to be issued and held in the treasury of the Bidder or such Subsidiary unaffected by the Merger.

                  Section 1.8 SURRENDER AND PAYMENT.

                           (1) EXCHANGE AGENT. Prior to the Effective Time, the
Bidder shall appoint an agent (the "Exchange Agent") for the purpose of (i) exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. At the Effective Time the Bidder will deposit with the Exchange Agent the Merger Consideration and cash in the amount required by Section 2.2(g) (the "Exchange Fund"). Upon receipt, the Exchange Agent will invest the cash portion of the Exchange Fund in United States government securities maturing at the Election Deadline or such other government securities maturing at the Election Deadline or such other investments as the Bidder and the Company may mutually agree. Any interest and other income resulting from such investments shall be paid to the Bidder. Promptly after the Effective Time, the Exchange Agent will send to each holder of Shares a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange, and to each holder of Shares an election form (the "Election Form") providing for such holders to make the Standard Election, the Cash Election or the Stock Election. Any Standard Election (other than a deemed Standard Election), Cash Election or Stock Election shall be validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City Time, on a date (the "Election Deadline") to be mutually agreed upon by the Bidder and the Company (which date shall not be later than the twentieth Business Day after the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Certificates, or by appropriate guarantees of delivery of such Certificates from a member of any national securities exchange or of the National Association of Securities Dealers or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Shares who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Shares may at any time prior to the to the Election Deadline revoke his election and withdraw his Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline, and such holder will receive the Standard Election Consideration.

                           (2) LETTER OF TRANSMITTAL. Upon surrender to the
Exchange Agent of its Certificate, together with a properly completed letter of transmittal, each holder of Shares will be entitled to receive promptly after the Election Deadline the Merger Consideration in respect of the Shares represented by its Certificate. In addition, each such holder of Shares shall be entitled to receive any dividends and distributions payable pursuant to Section 2.2(g). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.

                           (3) PAYMENT TO NON-REGISTERED OWNERS. If any portion
of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                           (4) NO FURTHER REGISTRATION OF TRANSFERS. After the
Effective Time there shall be no further registration of transfers of Shares. If after the Effective Time Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                           (5) TERMINATION OF EXCHANGE FUND; NO LIABILITY. At
any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund (including any interest received with respect thereto), and holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Bidder Common Stock and any dividends or other distributions with respect to Bidder Common Stock payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (6) LOST, STOLEN OR DESTROYED CERTIFICATES. In the
event any Certificates for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by the Bidder, the posting by such Person of a bond in such

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sum as the Bidder may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 2.1(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

                           (7) DIVIDENDS; DISTRIBUTIONS. No dividends or other
distributions with respect to Bidder Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Bidder Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(h), and all such dividends, other distributions and cash in lieu of fractional shares of Bidder Common Stock shall be paid by the Bidder to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of a Bidder Certificate representing whole shares of Bidder Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Bidder Common Stock and the amount of any cash payable in lieu of a fractional share of Bidder Common Stock to which such holder is entitled pursuant to Section 2.2(h), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Bidder Common Stock. The Bidder shall make available to the Exchange Agent cash for these purposes, if necessary.

                           (8) NO FRACTIONAL SHARES. No Bidder Certificates or
scrip representing fractional shares of Bidder Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution by the Bidder shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of the Bidder. In lieu of any such fractional shares, each holder of Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Certificate pursuant to this Section shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares held by such holder at the Effective Time) would otherwise be entitled by (B) the average reported closing sales price for a share of Bidder Common Stock as reported in THE WALL STREET JOURNAL (or if not reported thereby, any other authoritative source) for five consecutive Trading Days immediately preceding the


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Closing Date. The Bidder shall provide the Exchange Agent the aggregate amount of cash payable pursuant to this Section 2.2(h) promptly following the Effective Time.

                  Section 1.9 ADJUSTMENTS TO PREVENT DILUTION. In the event that the Bidder changes the number of outstanding shares of Bidder Common Stock or the number of outstanding securities convertible or exchangeable into or exercisable for shares of Bidder Common Stock prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, or declares or pays any dividend or distribution (including of rights) other than any regular quarterly cash dividends, the Stock Election Consideration and the Standard Election Consideration will be correspondingly and equitably adjusted to reflect such stock dividend, subdivision, split, combination of shares or other specified transaction.

                  Section 1.10 APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger and who comply with all the relevant provisions of Section 33-861 of the CBCA (the "Dissenting Shareholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the CBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each Share without any interest thereon. The Company shall give the Bidder (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the CBCA and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CBCA; PROVIDED, HOWEVER, the Company shall have the right to participate in any such negotiations and proceedings. The Company shall not, except with the prior written consent of the Bidder, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the right to receive the Standard Election Consideration pursuant to Section 2.1(b).

                  Section 1.11 WITHHOLDING RIGHTS. The Bidder shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Bidder so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares in respect of which the Bidder made such deduction and withholding.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  Except as set forth on the schedule delivered by the Company to the Bidder in connection with the execution and delivery of this Agreement (the "Company Disclosure Schedule") the Company hereby represents and warrants to the Bidder, and except as set forth in the disclosure schedule delivered by the Bidder to the Company in connection with the execution and delivery of this Agreement (the "Bidder Disclosure Schedule), the Bidder hereby represents and warrants to the Company, in each case as set forth in this Article III, with the party making such representations and warranties being referred to as the "Representing Party" and such Representing Party's Disclosure Schedule as the "Representing Party's Disclosure Schedule." Notwithstanding the foregoing, any representation or warranty which expressly refers to the Bidder or its Subsidiaries is being made solely by the Bidder and any representation or warranty which expressly refers to the Company or Life Technologies or their respective Subsidiaries is being made solely by the Company.

                  Section 1.12 ORGANIZATION, QUALIFICATION, ETC.

                           (1) The Representing Party is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted. The Representing Party is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party or substantially delay consummation of the transactions contemplated by this Agreement or otherwise prevent the Representing Party from performing its obligations hereunder. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Representing Party means a material adverse effect on the financial condition, assets, liabilities or results of operations of the Representing Party and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with (A) changes or conditions generally affecting the industries in which the Representing Party and its Subsidiaries operate unless, in the case of the Company, such changes or effects have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (B) changes in general economic, regulatory or political conditions, unless, in the case of the Company, such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole. Each Representing Party has made available to the other copies of its certificate of incorporation and bylaws. Such copies of each Representing Party's certificate of incorporation and bylaws are complete and correct and in full force and effect, and the Representing Party is not in violation of any of the provisions of its certificate of incorporation or bylaws.

                           (2) Each of the Representing Party's Subsidiaries is
a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Representing Party's Subsidiaries has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. All the outstanding shares of capital stock of, or other ownership interests in, the Representing Party's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and, with respect to such shares or ownership interests that are owned by the Representing Party and its Subsidiaries, are owned free and clear of all liens, claims, mortgages, encumbrances, pledges and security interests of any kind (each, a "Lien"). All the outstanding shares of capital stock of, or other ownership interests in, the Representing Party's Subsidiaries are wholly owned by the Representing Party, directly or indirectly, except for the Life Technologies Common Stock of which the Company beneficially owns as of the date hereof 18,815,447 shares. Section 3.1(b) of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company.

                  Section 1.13 CAPITAL STOCK.

                           (1) Section 3.2(a) of the Representing Party's
Disclosure Schedule sets forth as of June 30, 2000:

                           (i) the number of authorized shares of each class or
series of capital stock of the Representing Party and, in the case of the Company Disclosure Schedule, Life Technologies;

                           (ii) the number of shares of each class or series of
capital stock of the Representing Party and, in the case of the Company Disclosure Schedule, Life Technologies, which are issued and outstanding;

                           (iii) the number of shares of each class or series of
capital stock which are held in the treasury of such Representing Party and, in the case of the Company Disclosure Schedule, Life Technologies;

                           (iv) the number of shares of each class or series of
capital stock of the Representing Party and, in the case of the Company Disclosure Schedule, Life Technologies, which are reserved for issuance, indicating each specific reservation; and

                           (v) the number of shares of each class or series of
capital stock of such Representing Party and, in the case of the Company Disclosure Schedule, Life Technologies, which are subject to employee stock options or other rights to purchase or receive capital stock granted under such Person's stock option or other stock based employee or non-employee director benefit plans, and, with respect to the Company, indicating the name of the plan, the date of grant, the number of shares and the exercise price thereof.

                           (2) All the outstanding shares of capital stock of
the Representing Party are, and all shares of Bidder Common Stock to be issued in the Merger will be when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable and issued in compliance with all applicable U.S. state and federal and foreign securities laws. Except as set forth in Section 3.2(a) of the Representing Party's Disclosure Schedule, for the Company's obligations under the Rights Agreement, and for the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Representing Party authorized, or as of the date of this Agreement issued or outstanding, (2) as of the date of this Agreement there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Representing Party or any of its Subsidiaries, obligating the Representing Party or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Representing Party or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Representing Party or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Representing Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Representing Party or any Subsidiary of the Representing Party or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Representing Party or other entity.

                  Section 1.14 EQUITY INVESTMENTS.

                           (1) Section 3.3(a) of the Company's Disclosure
Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiaries) in which the Company or Life Technologies has, or pursuant to any agreement has the right to acquire by any means, directly or indirectly, an equity interest or investment; (ii) in the case of each of such Person described in the foregoing clause (i), either (x) a listing of relevant agreement or agreements pursuant to which the Company has acquired such right or such interest or investment or (y) (A) the jurisdiction of incorporation and (B) the authorized and outstanding capitalization thereof and the percentage of each class of voting capital stock owned, directly or indirectly, by the Company.

                           (2) Except as set forth in Schedule 3.3(b), Life
Technologies' interest, if any, in any of the Persons listed on Schedule 3.3(a) which are stated to be owned directly or indirectly by Life Technologies (except for directors' qualifying shares, if any, which the Company will cause to be transferred at the Effective Time to nominees of the Bidder), will, after giving effect to the transactions contemplated hereby, be owned by the Bidder, directly or indirectly, in each case, free and clear of all Liens.

                  Section 1.15 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

                           (1) The Company has the corporate power and authority
to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for obtaining the Company Shareholder Approval and the filing of the Connecticut Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has approved the entry into this Agreement and the consummation of the transactions contemplated hereby by the Company and has taken all appropriate action such that Sections 33-841 and 33-844 of the CBCA will not be applicable to the Company or to the Bidder by virtue of either the Company's or the Bidder's entering into this Agreement or consummating the transactions contemplated hereby. The Board of Directors of Life Technologies has taken all appropriate action so that Section 203 of the DGCL, with respect to Life Technologies, will not be applicable to the Bidder for any purpose. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the Bidder, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                           (2) The Bidder has the corporate power and authority
to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Bidder, and other than the Bidder Shareholder Approval and the filing of the Connecticut Certificate of Merger and the Delaware Certificate of Merger no other corporate proceedings on the part of the Bidder are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bidder and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of each of the Bidder, enforceable against the Bidder in accordance with its terms.

                           (3) Except for the filings, permits, authorizations,
consents and approvals set forth in Section 3.4(c) of the Representing Party's Disclosure Schedule or as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") (in the case of the Bidder only), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws and the rules and regulations of the New York Stock Exchange (the "NYSE") (in the case of the Company only), state securities or blue sky laws and the rules and regulations of the Nasdaq National Market (in the case of the Bidder), or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or the Bidder (directly or through

Subsidiaries, in each case) has material assets or conducts material operations, and the filing of the Certificates of Merger under the DGCL and the CBCA, none of the execution, delivery or performance of this Agreement by the Representing Party, the consummation by the Representing Party of the transactions contemplated hereby or compliance by the Representing Party with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Representing Party or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Representing Party, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Representing Party or prevent or substantially delay the consummation of the transactions contemplated hereby.

                  Section 1.16 REPORTS AND FINANCIAL STATEMENTS. The Representing Party has previously furnished or otherwise made available (by electronic filing or otherwise) to the Bidder true and complete copies of:

                           (1) Annual Reports on Form 10-K filed with the
Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1998 and 1999 in the case of the Company and Life Technologies and the year ended December 31, 1999 in the case of Bidder.

                           (2) the Quarterly Report on Form 10-Q filed with the
SEC for the quarter ended March 31, 2000, for each of the Representing Parties and, in the case of the Company, for Life Technologies;

                           (3) each definitive proxy statement filed with the
SEC since December 31, 1998, for each of the Representing Parties and, in the case of the Company, for Life Technologies;

                           (4) each final prospectus filed with the SEC since
December 31, 1998, except any final prospectus on Form S-8, for each of the Representing Parties and, in the case of the Company, for Life Technologies; and

                           (5) all Current Reports on Form 8-K filed with the
SEC since January 1, 2000, for each of the Representing Parties and, in the case of the Company, for Life Technologies.


As of their respective dates, such reports, proxy statements and prospectuses filed with the SEC by the Representing Party (collectively with, and giving effect to, all amendments, supplements and exhibits thereto, the "SEC Reports")
(i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than Life Technologies which is registered under Section 12 of the Exchange Act, none of the Representing Party's Subsidiaries is required to file any forms, reports or other documents with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Representing Party's (and in the case of the Company, Life Technologies') SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Bidder, the Company or Life Technologies and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since the date of Bidder's initial public offering, the Bidder has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. Since January 1, 1999, each of the Company and Life Technologies has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

                  Section 1.17 NO UNDISCLOSED LIABILITIES. Neither the Representing Party nor any of its Subsidiaries has any liabilities or obligations of any nature required to be set forth on a balance sheet of the Representing Party under GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would be expected to result in such a liability or obligation, except

(a) liabilities or obligations reflected in the Representing Party's SEC Reports or (b) liabilities and obligations which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Representing Party.

                  Section 1.18 NO VIOLATION OF LAW. The businesses of the Representing Party and its Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Entity (PROVIDED that no representation or warranty is made in this Section 3.7 with respect to Environmental Laws), except (a) as described in the Representing Party's SEC Reports, and (b) for violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Representing Party.

                  Section 1.19 ENVIRONMENTAL MATTERS.

                           (1) Each of the Representing Party and its
Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Representing Party. Each of such Environmental Permits is in full force and effect, and each of the Representing Party and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Representing Party.

                           (2) There are no Environmental Claims pending, or to
the knowledge of the Representing Party, threatened, against the Representing Party or any of its Subsidiaries, or, to the knowledge of the Representing Party, any Person whose liability for any such Environmental Claim the Representing Party or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law for which reserves have not been established in accordance with GAAP, that, individually or in the aggregate, would have a Material Adverse Effect on the Representing Party. As of the date of this Agreement, the Company has available cash resources that are adequate to fund the GAAP reserves that the Company has established in respect of Environmental Claims, and such cash resources will be adequate for such purpose at the Effective Time; PROVIDED that there shall have been no change outside the ordinary course of business in the capitalization or asset base of the Company's captive insurance companies.

                           (3) There are no past or present actions, activities,
circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, that would form the basis of any Environmental Claim against the Representing Party or any of its Subsidiaries, or for which the Representing Party or any of its Subsidiaries is liable, except for such liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Representing Party.

                           (4) As used in this Agreement:

                                    (1) "Environmental Claim" means any claim,
         action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Representing Party or any of its Subsidiaries, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law.

                                    (2) "Environmental Law" means any law or
         order of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or (B) the environment or to emissions, discharges, releases or threatened releases of, Hazardous Materials, into the environment.

                                    (3) "Hazardous Materials" means (A) any
         petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," or "toxic pollutants" under any Environmental Law; and (C) pesticides.

                  Section 1.20 EMPLOYEE BENEFIT PLANS; ERISA.

                           (1) Section 3.9(a) of the Representing Party's
Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Representing Party (and, in the case of the Company, Life Technologies) or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Representing Party (or Life Technologies) would be deemed at any relevant time a "single employer" within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee of the Representing Party or any Subsidiary (the "Plans").

                           (2) In respect of Plans that are not International
Plans, the Representing Party has made available to the other Party: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; and (iii) if the Plan is funded, the most recent annual and periodic accounting Plan assets.

                           (3) No liability under Title IV or Section 312 of
ERISA has been incurred by the Representing Party or any ERISA Affiliate of the Representing Party that has not been satisfied in full, and no condition exists that presents a material risk to the Representing Party or any ERISA Affiliate of the Representing Party of incurring any such liability, other than liability for premiums due the Pension Benefits Guaranty Corporation (which premiums have been paid when due), except as are not reasonably likely to have a Material Adverse Effect on the Representing Party. To the knowledge of the Representing Party, each Plan subject to Title IV of ERISA or Section 412 of the Code is fully-funded on a termination basis.

                           (4) Neither the Representing Party nor any ERISA
Affiliate of the Representing Party has any liability to any Pension Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (5) Each Plan of the Representing Party has been
operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as are not reasonably likely to have a Material

Adverse Effect on the Representing Party, and each Plan of the Representing Party intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, except for failures to so qualify or be exempt which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Representing Party.

                           (6) Section 3.9(f) of the Representing Party's
Disclosure Schedule sets forth each Plan of the Representing Party under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (i) any current or former employee or officer of the Representing Party or any ERISA Affiliate of the Representing Party may become entitled to severance pay or any other payment, except as expressly provided in this Agreement, or (ii) any compensation due any such employee or officer may be increased or the time of payment or vesting may become accelerated.

                           (7) Except as set forth in Section 3.9(g) of the
Representing Party's Disclosure Schedule, no Plan of the Representing Party which is not an International Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable law. The program described by this Section 3.9(g) has at all times provided that the Representing Party may amend and/or terminate such program without liability (except in respect of current obligations outstanding for current retired employees receiving benefits).

                           (8) There are no pending or, to the knowledge of the
Representing Party, threatened claims by of on behalf of any Plan of the Representing Party, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routing claims for benefits), except as would not, individually or in the aggregate be reasonably likely to have a Material Adverse Effect on the Representing Party.

                           (9) Each Plan of the Representing Party that has been
adopted or maintained by the Representing Party or any of its Subsidiaries, whether formally or informally, for the benefit of employees outside the United States ("International Plans") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Plans. No International Plan of the Representing Party has unfunded liabilities that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party.

                           (10) Except as set forth in Section 3.9(j) of the
Representing Party's Disclosure Schedule, the Representing Party is not bound by or obligated under any labor, collective bargaining or union agreements.

                  Section 1.21 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Representing Party's SEC Reports, since December 31, 1999 (a) the businesses of the Representing Party and its Subsidiaries have been conducted in all material respects in the ordinary course and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Representing Party.

                  Section 1.22 PROXY STATEMENT/PROSPECTUS; REGISTRATION
STATEMENT.

                           (1) The Proxy Statement (or any amendment or
supplement thereto) will not, on the date the Proxy Statement is mailed to shareholders of the Company and to shareholders of the Bidder and at the time of the Shareholders Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed by the Company and the Bidder with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Bidder for inclusion or incorporation by reference therein.

                           (2) The Registration Statement on Form S-4 to be
filed with the SEC by the Bidder in connection with the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), will not, on the date of filing with the SEC or at the time it becomes effective under the

Securities Act, and on the date the Proxy Statement is first mailed to shareholders of the Company and shareholders of the Bidder and at the time of the Shareholders Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of the Bidder or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the shareholders of the Bidder and at the time of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances they were made, not misleading. The Proxy Statement will, when filed by the Bidder and the Company, and the Registration Statement will, when filed by the Bidder with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Bidder makes no representation or warranty with respect to the statements made in the Registration Statement based on and in conformity with information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

                  Section 1.23 DISCLOSURE The representations and warranties by the Company in this Agreement and the statements contained in the schedules, certificates and other writings furnished and to be furnished by the Company to the Bidder pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section 3.12 "material" means material to the Company and its Subsidiaries, taken as a whole.

                  Section 1.24 TAX MATTERS.

                           (1) All federal, state, local and foreign Tax Returns
required to be filed by or on behalf of the Representing Party, each affiliated, combined, consolidated or unitary group of which the Representing Party is a member (an "Affiliated Group") have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. All Taxes due and owing by the Representing Party or any Representing Party's Affiliated

Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve for would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. There is no audit or examination and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Representing Party or any Representing Party's Affiliated Group which if determined adversely would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. All assessments for Taxes due and owing by the Representing Party or any Representing Party's Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, except to the extent that any failures to pay would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party.

                           (2) The Representing Party has not (i) entered into a
closing agreement or other similar agreement with a taxing authority relating to Taxes of the Representing Party or any Representing Party's Affiliated Group with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to material Taxes upon the assets of the Representing Party or any Representing Party's Affiliated Group other than Liens relating to Taxes not yet due and Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party. Neither the Representing Party, any Representing Party's Affiliated Group is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Representing Party is the common parent and agreements and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party). Neither the Representing Party nor any Representing Party's Affiliated Group has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent either the Merger or the Life Technologies Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                           (3) Section 3.13(c) of the Company Disclosure
Schedule lists each Tax Return of the Company or any Affiliated Group for which an accurate copy of the actual Tax Return as filed with the relevant taxing authority has been made available by the Company to the Bidder on or before the date hereof.

                           (4) Section 3.13(d) of the Company Disclosure
Schedule lists, with respect to the Company, each unemployment, severance and termination agreement, other compensation arrangements, or benefit plans currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement that individually or collectively could give rise to a payment which is nondeductible by reason of Section 280G of the Code.

                           (5) Neither the Company nor any Affiliated Group has
received any private letter ruling from the Internal Revenue Service within the three-year period ending on the date hereof.

                           (6) Neither the Company nor any member of any
Affiliated Group has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (to any Person or entity that is not a member of any Affiliated Group) qualifying for tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or the Life Technologies Merger.

                           (7) Neither the Company nor any Affiliated Group is a
party to any contract, agreement or other arrangement which could result in the payment of amounts that would be nondeductible by reason of Section 162(m) of the Code.

                           (8) For purposes of this Agreement: (i) "Taxes" means
any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 1.25 OPINION OF FINANCIAL ADVISORS.

                           (1) The Board of Directors of the Company has
received the opinion of Lehman Brothers Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration to be received by the Company's shareholders in the Merger is fair to such holders from a financial point of view.

                           (2) The Board of Directors of the Bidder has received
the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated the date of this Agreement, substantially to the effect that, as of such date, the consideration to be issued and delivered by the Bidder in the Merger and the Life Technologies Merger, taken together, is fair to the Bidder from a financial point of view.

                  Section 1.26 REQUIRED VOTE OF SHAREHOLDERS.

                           (1) The affirmative vote of the holders of a
two-thirds of the outstanding shares of Company Common Stock (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                           (2) As of the date hereof, the Bidder does not own
any securities of the Company or Life Technologies. The affirmative vote of the holders of a majority of the outstanding shares of Bidder Common Stock in favor of the approval and adoption of this Agreement and the affirmative vote of the holders of a majority of the outstanding shares of Bidder Common Stock in favor of the approval of an amendment to the Bidder's certificate of incorporation to authorize a sufficient number of shares of Bidder Common Stock to enable the Bidder to issue the Merger Consideration are the only votes of the holders of any class or series of the Bidder's capital stock which are necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                  Section 1.27 RIGHTS AGREEMENT. The Company has duly amended the Rights Agreement so that the Rights Agreement will not be applicable to the Bidder, this Agreement, the Merger or any other transaction contemplated by this Agreement, in each case to the extent provided for and made consistent with the terms of this Agreement.

                  Section 1.28 LOCTITE ACQUISITION AGREEMENT; AHLSTROM ACQUISITION AGREEMENT. The Company has previously delivered to the Bidder complete and correct copies of (i) the Asset Purchase Agreement, dated as of June 20, 2000, between the Company and Loctite Corporation (the "Loctite Acquisition Agreement") and (ii) the

Asset Purchase Agreement, dated as of June 20, 2000, between the Company and Ahlstrom Paper Group Oy (the "Ahlstrom Acquisition Agreement").

                  Section 3.18 LEGAL PROCEEDINGS, ETC. As of the date hereof, except as set forth in Section 3.18 of the Company Disclosure Schedule and except for matters involving only monetary recovery in which the damages sought to be imposed do not exceed $200,000 individually or $1 million in the aggregate, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

                  Section 3.19 CONTRACTS.

                           (a) Section 3.19 (a) of the Company Disclosure
Schedule sets forth a complete and correct list of each contract (the "Material Contracts") to which the Company or any of its Subsidiaries is a party which, as of the date hereof, (i) is a collective bargaining agreement or any agreement that contains any severance pay liabilities or obligations; (ii) is an employment or consulting agreement or contract with an employee or individual consultant or a consulting agreement or contract with a consulting firm or other organization (other than employment agreements that are created as a matter of Law); (iii) is a note, bond or debenture or other agreement or instrument relating to borrowed money or an agreement of guarantee or indemnification running to any Person other than a Subsidiary; (iv) is an agreement or contract containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person; (v) provides for aggregate future payments of more than $250,000; (vi) provides for aggregate future payments in excess of $100,000, has a term exceeding one year and which may not be cancelled upon 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); or (vii) is material to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; PROVIDED that Section 3.13(a) of the Company Disclosure Schedule does not list any contract for the purchase or sale of goods or services entered into in the ordinary course of business which may be cancelled on 90 or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge).

                           (b) Except as set forth in Section 3.19(b) of the
Company Disclosure Schedule, (i) each Material Contract is in full force and effect, and (ii) there is not, with respect to the Material Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of the Company or any of its Subsidiaries or to the best knowledge of the Company any other party thereto, except where the failure to be in full force and effect or where such default or event of default would not have a Material Adverse Effect on the Company.

                  Section 3.20 OWNED REAL PROPERTY. Section 3.20 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of real property which is owned by the Company or any of its Subsidiaries and which will continue to be owned by the Company, directly or indirectly, following consummation of the transactions contemplated by the Loctite Acquisition Agreement and the Ahlstrom Acquisition Agreement.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

                  Section 1.29 CONDUCT OF BUSINESS BY THE COMPANY. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1 (the "Termination Date"), and except (w) that the Company may take any and all actions (subject to the provisions of Section 4.1(xiv)) required to consummate the transactions contemplated by the Loctite Acquisition Agreement and the Ahlstrom Acquisition Agreement, (x) that the Company may sell or otherwise dispose of its coatings business, (y) with the prior written consent of the Bidder (which consent will not be unreasonably withheld or delayed) or (z) as may be expressly permitted pursuant to this Agreement, the Company:

                                    (1) shall, and shall cause each of its
         Subsidiaries to, conduct its operations according to their ordinary and usual course of business consistent with past practice;

                                    (2) shall use its reasonable best efforts,
         and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its present business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those Persons having material business dealings with the Company and its Subsidiaries;

                                    (3) shall not, and shall not permit its
         Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than (A) regular quarterly cash dividends by the Company consistent in timing and amount with past practice or (B) any dividends or distribution by a wholly owned Subsidiary of the Company to the Company or any of its wholly owned Subsidiaries);

                                    (4) shall not, and shall not permit any of
         its Subsidiaries to establish, enter into or amend any severance plan, agreement or arrangement or any Plan of the Company or Life Technologies or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, other than as contemplated by law or any existing contract, employee benefit or welfare plan or policy, or in the ordinary course of business consistent with past practice (1) with respect to employees who are not officers of the Company, and (2) with respect to annual bonuses and other incentive awards for employees including officers;

                                    (5) shall not, and shall not permit any of
         its Subsidiaries to, authorize, or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger and the Life Technologies Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any other similar extraordinary transaction.

                                    (6) shall not, and shall not permit any of
         its Subsidiaries to, propose or adopt any amendments to its certificate of incorporation or bylaws (or other similar organizational documents);

                                    (7) shall not, and shall not permit any of
         its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise), except for
         (1) the issuance of Company Common Stock pursuant to options and grants outstanding as of the date hereof under the Company's 1999 Long-Term Incentive Plan, or 1994 Long-Term Incentive Plan and 1988 Long-Term Incentive Plan (each such plan, a "Company Equity Plan"), (2) the issuance of Life Technologies Common Stock pursuant to options and grants outstanding as of the date hereof under Life Technologies' 1997 Long-Term Incentive Plan, 1996 Non-Employee Directors Stock Option Plan, 1995 Long-Term Incentive Plan and 1991 Stock Option Plan (each such plan, a "Life Technologies Equity Plan") or (3) options and other equity awards granted in the ordinary course of business consistent with past practice to any new employee hired after the date hereof but before the Closing Date or pursuant to formula awards, in either case under a Company Equity Plan or a Life Technologies Equity Plan;

                                    (8) shall not, and shall not permit any of
         its Subsidiaries to, reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

                                    (9) shall not, and shall not permit any of
         its Subsidiaries to, (A) incur, assume or prepay any indebtedness or any other liabilities for borrowed money or issue any debt securities other than incurrences and repayments of indebtedness under the Company's or its Subsidiaries' credit facilities in existence on the date of this Agreement or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than wholly owned Subsidiaries), except for guarantees by Subsidiaries of the Company indebtedness permitted under the preceding clause (A);

                                    (10) shall not, and shall not permit any of
         its Subsidiaries to (or consent to any proposal by any Person in which the Company has an investment to), make or forgive any loans, advances or capital contributions to, or investments in, any other Person other than the Company or any wholly owned Subsidiary of the Company (including any intercompany loans, advances or capital contributions to, or investments in, any affiliate) other than advances to employees in the ordinary course of business in accordance with the Company's or its Subsidiaries' established policies;

                                    (11) shall not, and shall not permit any of
         its Subsidiaries to, (A) enter into any material lease, license, contract or agreement or otherwise subject to any material Lien any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; (B) modify, amend in any material respect, or terminate any of its material contracts; (C) waive, release or assign any rights that are material to the Company and its Subsidiaries taken as a whole; or (D) permit any insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

                                    (12) shall not, and shall not permit any of
         its Subsidiaries to, change any of the financial accounting methods or practices used by it unless required by GAAP;

                                    (13) shall not, and shall not permit any of
         its Subsidiaries to, make any Tax election that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or settle or compromise any material Tax liability;

                                    (14) shall not, without the prior consent of
         the Bidder (which consent shall not be unreasonably withheld or delayed), amend or modify (x) the Loctite Acquisition Agreement or (y) the Ahlstrom Acquisition Agreement in any material respect;

                                    (15) shall not, and shall not permit any of
         its Subsidiaries to, take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

                                    (16) shall not, and shall not permit any of
         its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would result in any of the conditions to the Merger set forth in Article V hereof not being satisfied.

                  Section 1.30 BIDDER INTERIM OPERATIONS. Except as otherwise expressly contemplated hereby, without the prior consent of the Company (which consent will not be unreasonably withheld or delayed), from the date hereof until the earlier of the Effective Time or the Termination Date, the Bidder shall, and shall cause each of its Subsidiaries to, conduct their business in all material respects in the ordinary and usual course consistent with past practice and use all reasonable efforts to (i) preserve intact its present business organization and goodwill, (ii) keep available the services of its current officers and other key employees, (iii) maintain in effect all material licenses, approvals and authorizations from Governmental Entities, including, without limitation, all material licenses and permits that are required for the Bidder or any of its Subsidiaries to carry on its business as presently conducted and (iv) preserve existing relationships with its material partners, lenders, suppliers and others having material business relationships with it so that the business of the Bidder and its Subsidiaries shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, from the date hereof until the earlier of the Effective Time or the Termination Date, without the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), the Bidder shall not, nor shall it permit any Subsidiary to:

                           (1) amend its certificate of incorporation or bylaws
(or other similar organizational documents);

                           (2) amend in any respect the terms of the capital
stock of the Bidder;

                           (3) split, combine, subdivide or reclassify any
shares of Bidder Common Stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Bidder Common Stock, except for (i) regular quarterly cash dividends by the Bidder consistent in timing and amount with past practice, or (ii) dividends paid by any Subsidiary to the Bidder or any Subsidiary that is, directly or indirectly, wholly owned by the Bidder;

                           (4) change any of the financial accounting methods or
practices used by it unless required by GAAP;

                           (5) enter into or acquire any new line of business
that (i) is material to the Bidder and its Subsidiaries, taken as a whole, and
(ii) is not strategically related to the current business or operations of the Bidder and its Subsidiaries;

                           (6) incur indebtedness outside of the ordinary course
or for acquisitions (other than in order to consummate the transactions contemplated by this Agreement or the Life Technologies Merger Agreement);

                           (7) engage in any merger, consolidation, share
exchange, business combination, reorganization, recapitalization or other similar transaction or any disposition, directly or indirectly, of assets, securities or ownership interests representing a material portion of the total assets of the Bidder and its Subsidiaries taken as a whole;

                           (8) shall not, and shall not permit any of its
Subsidiaries to, take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

                           (9) agree, in writing or otherwise, to take any of
the foregoing actions or take any action which would result in any of the conditions to the Merger set forth in Article V hereof not being satisfied.

                  Section 1.31 ACCESS; CONFIDENTIALITY.

                           (1) Except for competitively sensitive information
and subject to legal and contractual restrictions, the Company shall (and shall cause its Subsidiaries to) afford to the Bidder's officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its properties, offices, employees, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish to the Bidder such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the Bidder may from time to time reasonably request. The Bidder will make all reasonable best efforts to minimize any disruption to the businesses of the Company and the Company's Subsidiaries which may result from the requests for access, data and information hereunder. The Bidder shall afford to the Company's officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours upon reasonable notice, to its officers, employees, and books and records to the extent reasonably necessary in connection with the preparation of the Proxy Statement. No investigation pursuant to this Section 4.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access and information shall be coordinated through designated senior executives of each of the parties.

                           (2) The Bidder will hold all information provided
under this Section 4.3 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated February 27, 2000, between the Company and the Bidder. Except as required by law, the Company will hold, and will cause its officers, employees, accountants, counsel and other authorized representatives to hold, confidential, all information and documents obtained pursuant to this Section 4.3 in accordance with the letter dated July 1, 2000 between the Company and the Bidder.

                  Section 1.32 SHAREHOLDERS MEETINGS; PROXY STATEMENT; REGISTRATION STATEMENT.

                           (1) As promptly as practicable following the date of
this Agreement, (i) the Company shall, acting through its Board of Directors and subject to Section 4.8, duly call, give notice of, solicit proxies for, convene and hold an annual or special meeting of its shareholders (the "Company Shareholders Meeting") in accordance with applicable law, its certificate of incorporation and its bylaws, and (ii) the Bidder shall, acting through its Board of Directors and subject to the Bidder's Board of Directors fiduciary duties under applicable law duly call, give notice of, solicit proxies for, convene and hold an annual or special meeting of its shareholders (the "Bidder Shareholders Meeting" and, together with the Company Shareholders Meeting, the "Shareholders Meetings") in accordance with applicable law, its certificate of incorporation and bylaws, for the purposes of, among other actions, in each case, considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement. Each of the Company (subject to Section 4.8) and the Bidder (subject to the Bidder's Board of Directors' fiduciary duties under applicable law) shall include in the Proxy Statement the recommendation of its respective Board of Directors that its respective shareholders vote in favor of the approval of the Merger and the approval and adoption of this Agreement and, in the case of the Bidder, in favor of the approval of an amendment to the Bidder's certificate of incorporation to authorize a sufficient number of shares of Bidder Common Stock to issue the Merger Consideration (the "Charter Amendment"). The Bidder and the Company shall cause their respective Shareholders Meetings to be held on the same date, which date shall be the same as the date of the Company Stockholders Meeting
(as defined in the Life Technologies Merger Agreement).

                           (2) As promptly as practicable following the date of
this Agreement, the Company and the Bidder shall (x) prepare and file with the SEC a preliminary joint proxy statement relating to the Merger, this Agreement and the Charter Amendment, and (y) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consulting with one another respond promptly to any comments made by the SEC with respect to the preliminary joint proxy statement and cause a definitive joint proxy statement, including any amendments or supplements thereto, to be mailed to their respective shareholders at the earliest practicable date; PROVIDED that no amendments or supplements to the Proxy Statement will be made by either party without consultation with the other party and its counsel. Such definitive joint proxy statement shall also constitute the prospectus of the Bidder with respect to shares of Bidder Common Stock to be issued in connection with the transactions contemplated by this Agreement (such joint proxy statement and prospectus is referred to herein as the "Proxy Statement"), which prospectus is to be filed with the SEC as part of the Registration Statement for the purpose of registering Bidder Common Stock under the Securities Act. Each of the parties agrees to provide the other party and its counsel with any comments, whether written or oral, that such party may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Registration Statement, as the case may be, promptly after the receipt of such comments and to consult with the other party and its counsel prior to responding to any such comments.

                           (3) As promptly as practicable following the date of
this Agreement, the Bidder shall prepare and file with the SEC the Registration Statement, and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. The Bidder shall obtain and furnish the information required to be included by the SEC in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement and cause the prospectus included therein, including any amendments or supplements thereto, to be mailed to the Company's shareholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, PROVIDED that no amendments or supplements to the Registration Statement will be made by the Bidder without consultation with the Company and its counsel. The Bidder shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Bidder Common Stock in the Merger.

                  Section 1.33 COMMERCIALLY REASONABLE EFFORTS; FURTHER ASSURANCES.

                           (1) Subject to the terms and conditions of this
Agreement and applicable law, each of the parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall, and shall cause their respective Subsidiaries to, and the parties shall use commercially reasonable efforts to cause their (and their respective Subsidiaries') directors, officers, employees, agents, attorneys, accountants and representatives, to (i) consult and cooperate with and provide assistance to each other in the preparation and filing with the SEC of the preliminary Proxy Statement, the Proxy Statement and the Registration Statement and all necessary amendments or supplements thereto; (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iv) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the Merger, including but not limited to defending through litigation on the merits any claim asserted in any court by any Person; and (v) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the Merger so as to enable the consummation of the Merger to occur as expeditiously as possible. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than filing under the HSR
Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

                           (2) The Company and the Bidder shall keep the other
reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Bidder or the Company, as the case may be, or by any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

                  Section 1.34 EMPLOYEE MATTERS.

                           (1) The Company shall take all such actions as shall
be necessary to cause each outstanding stock option to purchase shares of Company Common Stock (including any related alternative rights) granted under any stock option or compensation plan or arrangement of the Company or its Subsidiaries (collectively, the "Company Option Plans") (including those granted to current or former employees and directors of the Company or any of its Subsidiaries) (the "Employee Stock Options") to become fully vested and exercisable immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the applicable Company Option Plan. The Company shall take all such actions as shall be necessary to cause all Employee Stock Options that are outstanding immediately prior to the Effective Time (whether or not then presently exercisable or vested) to be cancelled. In exchange for the cancellation of each such Employee Stock Option (whether or not presently exercisable or vested), the holder thereof shall be entitled to receive from the Company (A) an amount in cash equal to the product of (1) the Option Value Spread multiplied by (2) 0.2800 and (B) such number of shares of Bidder Common Stock (rounded to the nearest full share) equal to product of (1) the quotient obtained by dividing (x) the Option Value Spread by (y) Average Bidder Trading Price multiplied by (2) 0.7200. For purposes of this Agreement the "Option Value Spread" of an Employee Stock Option shall mean the product of (A) the excess, if any, of (x) the Cancellation Price over (y) the per share exercise price of such Employee Stock Option multiplied by (B) the number of Shares subject to such Employee Stock Option and not previously purchased upon exercise of such option. Any such payment shall be further reduced by any income Tax or employment Tax witholding required under the Code. The "Cancellation Price" shall be the dollar amount equal to the sum of (i) $17.50 and (ii) the product of
(A) 0.7200 and (B) the product of (x) the Exchange Ratio multiplied by (y) the Average Bidder Trading Price. The Company shall take such steps as may be required to cause the transactions contemplated by this Section 4.6(a) and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Bidder shall take such steps as may be required to cause the transactions contemplated by this Section 4.6(a) and any other acquisitions of Bidder equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is or becomes at or before Closing a director or officer of the Bidder to be exempt under Rule 16b-3 promulgated under the Exchange Act. The steps to taken by the Company and the Bidder in connection with the exemption under Rule 16b-3 described above shall be taken in accordance with the interpretative letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                           (2) Following the Effective Time, and to the extent
not provided for in an acquisition agreement that the Company is a party to as of the Effective Time, or any agreement entered into after the Effective Time by the Company and/or the Bidder with any purchaser of the Company's coatings business or any other assets of the Company, the Bidder shall, or shall cause a Bidder Subsidiary to, (i) provide to those former employees of the Company whose employment terminated prior to the Effective Time (and eligible dependents of such former employees) (collectively, "Retirees") post-retirement welfare benefits substantially equivalent (both in terms of the benefits provided and the cost of such benefits to a Retiree) to those provided to such individuals under the post-retirement welfare benefit program of the Company as in effect immediately prior to the Effective Time, (ii) continue an arrangement pursuant to which such post-retirement welfare benefits shall be provided upon any termination of employment with the Bidder or a Bidder Subsidiary, to those employees (and their eligible dependents) who elect to receive such benefits (substantially in accordance with the procedures utilized by the Company or other such reasonable procedures the Bidder may establish) and who immediately prior to the Effective Time would be eligible for such benefits upon a termination of employment with the Company (collectively, "Vested Eligible Employees") and (iii) continue an arrangement pursuant to which such post-retirement welfare benefits shall be provided to those individuals (and their eligible dependents) who are not Retirees or Vested Eligible Employees, and who, as of the Effective Time, had attained the age of 50 and had been credited with at least five years of service with the Company (collectively, "Potential Grow-In Employees"), but only if, at the time of termination of any termination with the Bidder or a Bidder Subsidiary, (A) such Potential Grow-In Employee would have been eligible to receive such post-retirement welfare benefits under the Company's post-retirement welfare benefit program as in effect immediately prior to the Effective Time (crediting service with the Bidder or a Bidder Subsidiary as service with the Company) and (B) such Potential Grow-In Employee elects to receive such benefits (substantially in accordance with procedures currently utilized by the Company or other such reasonable procedures the Bidder may establish). The Bidder shall not, and shall not permit any Bidder Subsidiary to, terminate or modify in any adverse manner the post-retirement welfare benefit it has agreed to provide to Retirees, Vested Eligible Employees and Potential Grow-In Employees pursuant to this Section 4.6(b).

                           (3) At the direction of the Bidder, and to the extent
permissible under any previous acquisition agreement entered into by the Company, the Company shall terminate the Dexter Corporation 401(k) Plan and or the Employees' Savings and Profit Sharing Retirement Income Plan of Dexter Corporation and Dexter Corporation, Nonwoven (collectively, the "Savings Plans"). The Bidder shall determine whether any such previous acquisition agreement would affect the proposed plan terminations and shall notify the Company at least three (3) days prior to the Closing of its decision to, and may at that time, terminate a Savings Plan. Unless the Bidder has not so directed the Company, the Bidder shall receive from the Company evidence (in a form satisfactory to the Bidder) that the Savings Plan shall be terminated effective as of the day immediately preceding the Closing. The Bidder shall, consistent with the terms of the Bidder's 401(k) plan, and applicable law, allow individuals who were employees of the Company or any Subsidiary of the Company as of immediately prior to the Closing to participate in the Bidder's 401(k) plan and the Bidder shall cause its 401(k) plan to accept direct rollovers and rollover contributions (each, to the extent requested by a Savings Plan participant) in respect of the Savings Plan account balances (including any outstanding loans) held by such individuals.

                  Section 1.35 TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and the Bidder and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                  Section 1.36 NO SOLICITATION BY THE COMPANY.

                           (1) Neither the Company nor any of its Subsidiaries
nor any of the officers and directors of any of them shall, and the Company shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (the Company, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly through another Person, (i) initiate, solicit, encourage or otherwise knowingly facilitate any inquiries (by way of furnishing information or otherwise) or the making of any Acquisition Proposal or (ii) participate in any discussions or engage in any negotiations concerning an Acquisition Proposal; PROVIDED, HOWEVER, that the Company's Board of Directors may, or may authorize the Company Representatives to, in response to an Acquisition Proposal that the Board of Directors of the Company concludes in good faith is, or is reasonably likely to become, a Superior Proposal, (x) furnish information with respect to the Company and its Subsidiaries to any Person making such Superior Proposal and (y) participate in discussions or negotiations regarding such Superior Proposal, PROVIDED that, prior to taking any such action, the Company provides reasonable advance notice to the Bidder that it is taking such action. For purposes of this Agreement "Acquisition Proposal" means any direct or indirect inquiry, proposal or offer relating to the acquisition or purchase of a business or shares of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning any class of equity securities of the Company or any of its Subsidiaries, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (a "Business Combination Transaction") involving the Company or any of its Subsidiaries, or any purchase or sale of a substantial portion of the consolidated assets (including without limitation stock of Subsidiaries owned directly or indirectly by the Company) of the Company or any of its Subsidiaries (an "Asset Transaction"); PROVIDED that the term Acquisition Proposal shall not include the Loctite Acquisition Agreement, the Ahlstrom Acquisition Agreement or communications relating to the sale of any business covered by any such agreement or the Company's coatings business. For purposes of this Agreement "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith (after consultation with the Company's legal and financial advisors) would, if consummated, provide greater aggregate value to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement; PROVIDED that for purposes of this definition the term "Acquisition Proposal" shall have the meaning set forth above, except that (x) references to "shares of any class of equity securities of the Company" shall be deemed to be references to "100% of the outstanding Shares" and

(y) an "Acquisition Proposal" shall be deemed to refer only to a Business Combination Transaction involving the Company or, with respect to an Asset Transaction, such transaction must involve the assets of the Company and its Subsidiaries, taken as a whole, and not any Subsidiary of the Company alone.

                           (2) Except as expressly permitted by this Section
4.8, neither the Company's Board of Directors nor any committee thereof shall
(i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Bidder, the recommendation by such Board of Directors or such committee of the Merger or this Agreement unless the Board of Directors of the Company shall have determined in good faith, after consultation with its legal and financial advisors, that, the Merger or this Agreement is no longer in the best interests of the Company's shareholders and that such withdrawal, modification or change is, therefore, required in order to satisfy its fiduciary duties to the Company's shareholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to a Superior Proposal, (x) take any of the actions described in clauses (i) or (ii) above or
(y) subject to this paragraph (b), terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal) but only after the fifth business day following the Bidder's receipt of written notice advising the Bidder that the Company's Board of Directors is prepared to accept a Superior Proposal, and attaching the most current version of any such Superior Proposal or any draft of an Acquisition Agreement.

                           (3) Nothing contained in this Section 4.8 shall
prohibit the Company or its Board of Directors from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders required by applicable law.

                  Section 1.37 PUBLIC ANNOUNCEMENTS. The Bidder and the Company agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by applicable law or the rules of any applicable stock exchange on which such party's securities are listed.

                  Section 1.38 INDEMNIFICATION; INSURANCE. (a) From and after the Effective Time, the Bidder will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law, and the Bidder shall also advance fees and expenses (including attorneys fees) as incurred to the fullest extent permitted under applicable law; PROVIDED, that to the extent the Company and any Indemnified Party are parties to an existing indemnification agreement, the indemnification provided for pursuant to this Section 4.10(a) shall be provided by the Bidder in accordance with the procedures prescribed in such indemnification agreement.

                           (1) For six years from the Effective Time, the Bidder
shall maintain in effect the Company's and its Subsidiaries' current directors' and officers' liability insurance policies (the "Company Policies") covering those Persons who are currently covered by the Company Policies; PROVIDED, HOWEVER, that in no event shall the Bidder be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance, and PROVIDED FURTHER, that if the annual premiums of such insurance coverage exceeds such amount, the Bidder shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and PROVIDED FURTHER that the Bidder may meet its obligations under this paragraph by covering the above Persons under the Bidder's insurance policy or policies on the terms described above.

                  Section 1.39 ADDITIONAL REPORTS AND INFORMATION.

                           (1) The Company shall furnish to the Bidder copies of
all reports of the type referred to in Section 3.4 which it or Life Technologies files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Life Technologies and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). The Company shall furnish to the Bidder on a monthly basis a consolidating balance sheet for the Company and its consolidated subsidiaries and the monthly internal financial report for Life Technologies and its Subsidiaries which are currently being prepared in the ordinary course of business (with deletions reasonably necessary to comply with applicable antitrust laws).

                           (2) The Bidder shall furnish to the Company copies of
all reports of the type referred to in Section 3.4 which it files with the SEC on or after the date hereof, and the Bidder represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Bidder and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

                  Section 1.40 AFFILIATES. As soon as practicable, the Company shall deliver to the Bidder a list identifying, to the best of the Company's knowledge, all Persons who will be, at the time of the Company Shareholder Approval, deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall advise the Bidder of any additions or deletions to or from such list from time to time thereafter. The Company shall use its reasonable best efforts to cause each such Person to deliver to the Bidder at least 30 days prior to the Closing Date a written "affiliates" agreement in customary form and substance.

                  Section 1.41 NASDAQ NATIONAL MARKET QUOTATION. The Bidder shall use its best efforts to cause the shares of Bidder Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing

Date.

                  Section 1.42 TAX-FREE REORGANIZATION. The Bidder and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The Bidder and the Company shall each use all reasonable efforts to cause the Merger to so qualify and to obtain the opinions of their respective tax counsel referred to in Sections 5.2(a) and 5.3(a), including the execution of the representation letters referred to therein. Neither the Bidder nor the Company shall knowingly take any action, or knowingly fail to take any action, that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

                  Section 1.43 DISCLOSURE SCHEDULE SUPPLEMENTS. From time to time after the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby in any material respect. From time to time after the date of this Agreement and prior to the Effective Time, the Bidder will promptly supplement or amend the Bidder Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Bidder Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Bidder which has been rendered inaccurate thereby in any material respect. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement and the accuracy of the representations and warranties of the Bidder contained in this Agreement in order to determine the fulfillment of the conditions set forth in Sections 5.2(b) and 5.3(b), the Company Disclosure Schedule and the Bidder Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

                  Section 1.44 VOTING OF LIFE TECHNOLOGIES COMMON STOCK. Unless this Agreement shall have been terminated in accordance with its terms, the Company hereby agrees to vote all of the shares of Life Technologies Common Stock beneficially owned by it in favor of the approval and adoption of the Life Technologies Merger Agreement at any meeting of the shareholders of Life Technologies held for that purpose.

                                    ARTICLE V

                            CONDITIONS TO THE MERGER

                  Section 1.45 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                           (1) The Company Shareholder Approval shall have been
obtained.

                           (2) The Bidder Shareholder Approval shall have been
obtained.

                           (3) All of the conditions to the Life Technologies
Merger shall have been satisfied or waived in accordance with the terms of the Life Technologies Merger Agreement, and the Life Technologies Merger shall be effective simultaneously with the Effective Time. The condition set forth in this paragraph (c) shall not be waivable by either party.

                           (4) No statute, rule, regulation, executive order,
decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger substantially on the terms contemplated hereby; PROVIDED that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 4.3.

                           (5) The applicable waiting period under the HSR Act
shall have expired or been terminated.

                           (6) The shares of Bidder Common Stock to be issued in
the Merger shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

                           (7) The Registration Statement shall have become
effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

                  Section 1.46 CONDITIONS TO OBLIGATION OF THE BIDDER TO EFFECT THE MERGER. The obligation of the Bidder to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Bidder:

                           (1) The Bidder shall have received an opinion of Gray
Cary Ware & Freidenrich LLP, special tax counsel to the Bidder, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Bidder and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel and the issuance of the opinion of counsel to the Company provided in Section 5.3(a). The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 5.2(a) shall not be waivable after receipt of the Company Shareholder Approval and the Bidder Shareholder Approval referred to in Sections 5.1(a) and 5.1(b), unless further Company shareholder approval is obtained with appropriate disclosure.

                           (2) The representations and warranties of the Company
set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as if such representations or warranties were made as of the Effective Time (other than those that speak as of a specific date or as of the date hereof, which representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                           (3) The Company shall have performed and complied in
all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                           (4) The transactions contemplated by each of the
Loctite Acquisition Agreement and the Ahlstrom Acquisition Agreement shall have been consummated substantially in accordance with the terms thereof.

                           (5) The Company shall have furnished a certificate of
an executive officer to evidence compliance with the conditions set forth in
Section 5.2(b) and (c) of this Agreement.

                  Section 1.47 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

                           (1) The Company shall have received an opinion of
Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Company, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Bidder and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 5.3(a) shall not be waivable after receipt of the Company Shareholder Approval and the Bidder Shareholder Approval referred to in Sections 5.1(a) and 5.1(b), unless further Company shareholder approval is obtained with appropriate disclosure.

                           (2) The representations and warranties of the Bidder
set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made as of the Effective Time (other than those that speak as of a specific date or as of the date hereof, which representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively).

                           (3) The Bidder shall have performed and complied in
all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

                           (4) The Bidder shall have furnished a certificate of
an executive officer of the Bidder to evidence compliance with the conditions set forth in

Section 5.3(b) and (c) of this Agreement.

                                   ARTICLE VI

                                   TERMINATION

                  Section 1.48 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Company Shareholder Approval and the Bidder Shareholder Approval:

                           (1) by the mutual written consent of the Company and
the Bidder;

                           (2) by either the Bidder or the Company, if the
Merger has not been consummated by October 31, 2000 (the "Expiration Date"), PROVIDED, HOWEVER, that in the event either the condition set forth in Section 5.1(e) shall not have been satisfied or, prior to September 15, 2000, the Registration Statement shall not have been declared effective, the Expiration Date shall be extended to the earlier of (x) the later of (1) the date which is three business days after the date on which the condition set forth in Section 5.1(e) is satisfied and (2) the date which is three business days following the date of the Company Shareholders Meeting and (y) December 31, 2000; PROVIDED FURTHER, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

                           (3) by either the Bidder or the Company if (i) a
statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Entity prohibiting the consummation of the Merger substantially on the terms contemplated hereby; or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; PROVIDED, that the party seeking to terminate this Agreement pursuant to this Section 6.1(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

                           (4) by the Company in accordance with Section 4.8(b);
PROVIDED that the Company shall have complied with all provisions of Section 4.8(b); and PROVIDED FURTHER that any such termination shall not be effective unless the Termination Fee pursuant to Section 6.3 shall have been paid contemporaneously with such termination;

                           (5) by the Bidder or the Company, if after the
Company convenes and holds the Company Shareholders Meeting and certifies the vote with respect to the Merger the Company's shareholders have failed to deliver the affirmative votes necessary to confer the Company Shareholder Approval;

                           (6) by the Bidder or the Company, if after the Bidder
convenes and holds the Bidder Shareholders Meeting and certifies the vote with respect to the Merger and the amendment of the Bidder's certificate of incorporation, the Bidder's shareholders shall have failed to deliver the affirmative votes necessary to confer the Bidder Shareholder Approval;

                           (7) by the Bidder, if there has been a material
violation or breach by the Company of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Bidder impossible and such violation or breach has not been waived by the Bidder;

                           (8) by the Company, if there has been a material
violation or breach by the Bidder of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Company, impossible and such violation or breach has not been waived by the Company;

                           (9) by the Bidder or the Company, if the Life
Technologies Merger Agreement shall have been terminated in accordance with its terms; or

                           (10) in the event that the Expiration Date is
extended beyond October 31, 2000, by the Bidder or the Company, at any time after the tenth business day following the termination of either the Loctite Acquisition Agreement or the Ahlstrom Acquisition Agreement, in accordance with its terms.

                  Section 1.49 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 6.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force and effect (except for the provisions of Sections 4.3 (b), 6.3 and 7.2), and there shall be no other liability on the part of the Bidder or the Company except liability arising out of a willful breach of this Agreement.

                  Section 1.50 TERMINATION FEE. In the event that (i) this Agreement shall have been terminated pursuant to Section 6.1(d) or (ii) an Acquisition Proposal for the Company shall have been publicly announced and, following such announcement, this Agreement is terminated pursuant to Section 6.1(e) and, within 12 months of such termination, a Business Combination Transaction involving a change of control of the Company or an Asset Transaction involving a sale of all or substantially all of the assets of the Company and its consolidated subsidiaries is consummated, then, the Company shall pay to the Bidder a fee equal to $65 million (the "Termination Fee"), payable by wire transfer of same day funds or by cashier's check, in accordance with the provisions of the next sentence. In the event the Termination Fee is payable (x) pursuant to clause (i) of the preceding sentence, payment of the termination fee shall be a condition to the effectiveness of termination pursuant to Section 6.1(d) and (y) pursuant to clause (ii) of the preceding sentence, the Termination Fee shall be payable promptly, but in no event later than two days after the date of consummation of the Business Combination Transaction or Asset Transaction. The Company acknowledges that the agreements contained in this
Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Bidder would not enter into this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

                  Section 1.51 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

                  Section 1.52 EXPENSES. Except as otherwise expressly contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  Section 1.53 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

                  Section 1.54 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except to the extent the provisions of this Agreement are expressly governed by or derive their authority from the CBCA.

                  Section 1.55 NOTICES. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 7.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 7.5:

                  To the Bidder:

                           Invitrogen Corporation
                           1600 Faraday Avenue
                           Carlsbad, California  92008
                           Attention:  Chief Financial Officer
                           Telecopy:  (760) 602-6505

                  copy to:

                           Gray Cary Ware & Freidenrich LLP
                           4365 Executive Drive, Suite 1600
                           San Diego, California  92121-2189
                           Attention:  Cameron Jay Rains, Esq.
                           Telecopy:  (858) 677-1477

                  To the Company:

                           Dexter Corporation
                           One Elm Street
                           Windsor Locks, Connecticut 06096-2334
                           Attention:  General Counsel
                           Telecopy: (860) 292-7669

                  copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036-6522
                           Attention:  J. Michael Schell, Esq.

                                       Margaret L. Wolff, Esq.
                           Telecopy:  (212) 735-2000

                  Section 1.56 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the first sentence of this Section 7.6, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this Section 7.6 shall be null and void.

                  Section 1.57 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  Section 1.58 ENFORCEMENT OF AGREEMENT. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

                  Section 1.59 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement together with the Life Technologies Merger Agreement, the Confidentiality Agreement, dated February 27, 2000, the Confidentiality Agreement, dated July 1, 2000, the Company Disclosure Schedule, the Bidder Disclosure Schedule and exhibits hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 4.6 and Section 4.10, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  Section 1.60 HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  Section 1.61 DEFINITIONS. References in this Agreement to (a) "Subsidiaries" of the Company or the Bidder shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or the Bidder or in which the Company or the Bidder has the right to elect a majority of the members of the board of directors or other similar governing body; (b) "Significant Subsidiaries" shall mean Subsidiaries which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act;
(c) "affiliates" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; and (d) "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity. As used in the definition of "affiliates," "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. "Including," as used herein, shall mean "including, without limitation."

                  Section 1.62 FINDERS OR BROKERS. Except for Lehman Brothers Inc. with respect to the Company, and Donaldson, Lufkin & Jenrette Securities Corporation with respect to the Bidder, neither the Company nor the Bidder nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                  Section 1.63 AMENDMENT OR SUPPLEMENT. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Shareholder Approval and the Bidder Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, with respect to any of the terms contained in this Agreement; PROVIDED, HOWEVER that following the Company Shareholder Approval and the Bidder Shareholder Approval there shall be no amendment or change to the provisions hereof which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or other change requiring shareholder approval without further approval by the shareholders of the Company.

                  Section 1.64 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the

Effective Time, any party may (a) extend the time for the performance of any of the obligations or acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso of Section 7.13 waive compliance with any of the agreements or conditions of any other party hereto contained herein. Notwithstanding the foregoing no failure or delay by the Company or the Bidder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        INVITROGEN CORPORATION

                                        By:      /s/ Lyle C. Turner
                                                 ----------------------------
                                                 Name:  Lyle C. Turner
                                                 Title: Chairman & CEO

                                        DEXTER CORPORATION

                                        By:      /s/ K. Grahame Walker
                                                 ----------------------------
                                                 Name:  K. Grahame Walker
                                                 Title: Chairman & CEO

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----

                               ARTICLE ITHE MERGER

Section 1.1       The Merger........................................................................2
Section 1.2       Closing...........................................................................2
Section 1.3       Effective Time....................................................................2
Section 1.4       Effects of the Merger.............................................................3
Section 1.5       Certificate of Incorporation; Bylaws..............................................3
Section 1.6       Directors; Officers of Surviving Corporation......................................3

          ARTICLE IICONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1       Conversion of Securities..........................................................4
Section 2.2       Surrender and Payment.............................................................6
Section 2.3       Adjustments to Prevent Dilution...................................................9
Section 2.4       Appraisal Rights..................................................................9

                    ARTICLE IIIREPRESENTATIONS AND WARRANTIES

Section 3.1       Organization, Qualification, Etc.................................................10
Section 3.2       Capital Stock....................................................................12
Section 3.3       Equity Investments...............................................................13
Section 3.4       Corporate Authority Relative to this Agreement; No Violation.....................14
Section 3.5       Reports and Financial Statements.................................................15
Section 3.6       No Undisclosed Liabilities.......................................................17
Section 3.7       No Violation of Law..............................................................17
Section 3.8       Environmental Matters............................................................17
Section 3.9       Employee Benefit Plans; ERISA....................................................19
Section 3.10      Absence of Certain Changes or Events.............................................21
Section 3.11      Proxy Statement/Prospectus; Registration Statement...............................21
Section 3.12      Disclosure.......................................................................22
Section 3.13      Tax Matters......................................................................23
Section 3.14      Opinion of Financial Advisors....................................................25
Section 3.15      Required Vote of Shareholders....................................................25
Section 3.16      Rights Agreement.................................................................26
Section 3.17      Loctite Acquisition Agreement;
                  Ahlstrom Acquisition Agreement...................................................26
Section 3.19      Contracts........................................................................26


                                       i

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

Section 4.1       Conduct of Business by the Company...............................................27
Section 4.2       Bidder Interim Operations........................................................31
Section 4.3       Access; Confidentiality..........................................................32
Section 4.4       Shareholders Meetings;
                  Proxy Statement; Registration Statement..........................................33
Section 4.5       Commercially Reasonable Efforts; Further Assurances..............................35
Section 4.6       Employee Matters.................................................................36
Section 4.7       Takeover Statute.................................................................38
Section 4.8       No Solicitation by the Company...................................................38
Section 4.9       Public Announcements.............................................................40
Section 4.10      Indemnification; Insurance.......................................................40
Section 4.11      Additional Reports and Information...............................................41
Section 4.12      Affiliates.......................................................................42
Section 4.13      Nasdaq National Market Quotation.................................................42
Section 4.14      Tax-Free Reorganization..........................................................42

                        ARTICLE VCONDITIONS TO THE MERGER

Section 5.1       Conditions to Each Party's Obligation to Effect the Merger.......................44
Section 5.2       Conditions to Obligation of the Bidder to Effect the Merger......................45
Section 5.3       Conditions to Obligation of the Company to Effect the Merger.....................46

                              ARTICLE VITERMINATION

Section 6.1       Termination......................................................................47
Section 6.2       Effect of Termination............................................................49
Section 6.3       Termination Fee..................................................................49

                            ARTICLE VIIMISCELLANEOUS

Section 7.1       No Survival of Representations and Warranties....................................49
Section 7.2       Expenses.........................................................................50
Section 7.3       Counterparts; Effectiveness......................................................50
Section 7.4       Governing Law....................................................................50
Section 7.5       Notices..........................................................................50
Section 7.6       Assignment; Binding Effect.......................................................51
Section 7.7       Severability.....................................................................51
Section 7.8       Enforcement of Agreement.........................................................51


                                       ii

Section 7.9       Entire Agreement; Third-Party Beneficiaries......................................52
Section 7.10      Headings.........................................................................52
Section 7.11      Definitions......................................................................52
Section 7.12      Finders or Brokers...............................................................52
Section 7.13      Amendment or Supplement..........................................................53
Section 7.14      Extension of Time, Waiver, Etc...................................................53

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                                                  SECTION
------------                                                                                  -------

Acquisition Agreement..........................................................................4.8(b)
Acquisition Proposal...........................................................................4.8(a)
Affiliated Group..............................................................................3.13(a)
affiliates.......................................................................................7.11
Agreement................................................................................Introduction
Ahlstrom Acquisition Agreement...................................................................3.17
Asset Transaction..............................................................................4.8(a)
Average Bidder Trading Price...................................................................4.6(a)
Bidder...................................................................................Introduction
Bidder Common Stock..........................................................................Recitals
Bidder Disclosure Schedule...................................................Article III Introduction
Bidder Shareholders Meeting....................................................................4.4(a)
Business Combination Transaction...............................................................4.8(a)
Cancellation Price................................................................................4.6
Cash Election...............................................................................2.1(b)(B)
Cash Election Proration Factor..............................................................2.1(b)(B)
CBCA.........................................................................................Recitals
Certificate of Merger.............................................................................1.3
Certificates...................................................................................2.2(a)
Charter Amendment..............................................................................4.4(a)
Closing...........................................................................................1.2
Closing Date......................................................................................1.2
Code.........................................................................................Recitals
Company..................................................................................Introduction
Company Common Stock.........................................................................Recitals
Company Disclosure Schedule..................................................Article III Introduction
Company Equity Plan..........................................................................4.1(vii)
Company Option Plans..............................................................................4.6
Company Policies..............................................................................4.10(b)
Company Representatives........................................................................4.8(a)
Company Shareholder Approval..................................................................3.15(a)
Company Shareholder Meeting....................................................................4.4(a)
Connecticut Certificate of Merger.................................................................1.3
Delaware Certificate of Merger....................................................................1.3
DGCL.........................................................................................Recitals


                                       iv

Dissenting Shareholders...........................................................................2.4
Dissenting Shares.................................................................................2.4
Effective Time....................................................................................1.3
Election Deadline..............................................................................2.2(a)
Election Form..................................................................................2.2(a)
Employee Stock Options............................................................................4.6
Environmental Claim.........................................................................3.8(d)(i)
Environmental Law..........................................................................3.8(d)(ii)
Environmental Permits..........................................................................3.8(a)
ERISA..........................................................................................3.9(a)
ERISA Affiliate................................................................................3.9(a)
Exchange Act...................................................................................3.4(c)
Exchange Agent.................................................................................2.2(a)
Exchange Fund..................................................................................2.2(a)
Exchange Ratio..............................................................................2.1(b)(A)
Expiration Date................................................................................6.1(b)
GAAP..............................................................................................3.5
Governmental Entity............................................................................3.4(c)
Hazardous Materials.......................................................................3.8(d)(iii)
HSR Act........................................................................................3.4(c)
including........................................................................................7.11
Indemnified Parties...........................................................................4.10(a)
International Plans............................................................................3.9(i)
Lien...........................................................................................3.1(b)
Life Technologies............................................................................Recitals
Life Technologies Common Stock...............................................................Recitals
Life Technologies Equity Plan................................................................4.1(vii)
Life Technologies Merger.....................................................................Recitals
Life Technologies Merger Agreement...........................................................Recitals
Loctite Acquisition Agreement....................................................................3.17
Material Adverse Effect........................................................................3.1(a)
Material Contracts...............................................................................3.19
Merger.......................................................................................Recitals
Merger Consideration...........................................................................2.1(b)
NASDAQ......................................................................................2.1(b)(A)
NYSE...........................................................................................3.4(c)
Person...........................................................................................7.11
Plans..........................................................................................3.9(a)


                                       v

Proxy Statement................................................................................4.4(b)
Registration Statement........................................................................3.11(b)
Representing Party...........................................................Article III Introduction
Representing Party's Disclosure Schedule.....................................Article III Introduction
Rights Agreement.............................................................................Recitals
Savings Plans..................................................................................4.6(c)
SEC............................................................................................3.5(a)
SEC Reports.......................................................................................3.5
Securities Act.................................................................................3.4(c)
Shareholders Meeting...........................................................................4.4(a)
Shares.......................................................................................Recitals
Significant Subsidiaries.........................................................................7.11
Standard Election...........................................................................2.1(b)(C)
Standard Election Consideration.............................................................2.1(b)(C)
Stock Election..............................................................................2.1(b)(A)
Stock Election Consideration................................................................2.1(b)(A)
Subsidiaries.....................................................................................7.11
Superior Proposal..............................................................................4.8(a)
Surviving Corporation.............................................................................1.1
Tax Return....................................................................................3.13(g)
Taxes.........................................................................................3.13(g)
Termination Date..................................................................................4.1
Termination Fee...................................................................................6.3
Trading Day.................................................................................2.1(b)(A)


                                      vi